Exhibit 1A-6C

MEMBERSHIP INTERESTS PURCHASE AGREEMENT

THIS MEMBERSHIP INTERESTS PURCHASE AGREEMENT is made this ___ day of __________________, 2026 between _________________________, a ______________ (“Seller”) and ______________________, a ____________________ (the “Purchaser”). The term “Agreement Date” shall mean the date that this Agreement has been fully executed by all parties and Purchaser has received a fully executed, original counterpart of the same.

BACKGROUND

A. ___________________________, a _____________ (“Property Owner”) is the owner of certain property known as _______________________, located at _____________________ in State College, Pennsylvania described more fully in Exhibit “A” attached hereto and made a part hereof (the “Land”). The Land and is improved with a hotel building and related improvements (the “Improvements”). The Land and Improvements are hereafter collectively referred to as the “Real Property”.

B. Seller is the owner of one hundred percent (100%) of the [membership][partnership] interests in Property Owner (collectively, the “Interests”). Seller now desires to sell the Interests to Purchaser, and Purchaser will purchase the Interests, on the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

1. SALE OF INTERESTS.

A. Interests. Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, subject to the terms, covenants and conditions set forth herein, the Interests.

B. Property. For the purpose of this Agreement, the “Property” means the Real Property, together with the following (the “Appurtenances”): all land in the bed of any street, road or avenue, open or proposed, in front of, or adjoining the Land; all rights of way or rights of ingress or egress on, or to any land, street, road or avenue, open or proposed, in, on, across, in front of, abutting or adjoining the Land; all easements which serve the Land, together with the following relating thereto; all sewage treatment capacity, water capacity and other utility capacity allocated by any public or private utility to serve the Real Property; Seller’s interest, as landlord, under the leases affecting the Real Property and described more fully in Exhibit “B” hereto (the “Leases”); all plans, drawings, specifications, surveys, engineering, inspection or similar reports and other technical descriptions relating to the Real Property (hereinafter collectively referred to as the “Plans”); all contracts and other agreements relating to the construction, operation, maintenance or repair of the Real Property which Purchaser desires to continue in effect; all governmental permits, approvals or licenses granted with respect to the ownership, construction, use, occupancy and operation of the Real Property; and all, personal property, machinery, apparatus, and equipment used in the operation of the Real Property, including, without limitation, all existing free-standing signs serving the Real Property (the “Personal Property”), including, without limitation, the Personal Property listed on Exhibit “C” attached hereto.

2. PURCHASE PRICE. Purchaser shall pay in exchange for the Interests the sum of ______________________ Dollars ($______________.00) (the “Purchase Price”).

3. PAYMENT OF PURCHASE PRICE. At Closing, Purchaser shall pay to Seller the Purchase Price (subject to adjustments and apportionments set forth in this Agreement) by certified check, bank check, title insurance company check or wire transfer of immediately available federal funds.

4. INVESTIGATION PERIOD.

A. Investigation. Commencing on the date of this Agreement, Purchaser and Purchaser’s agents and employees shall have the right to enter upon the Real Property to conduct or cause to be conducted upon the Real Property ground tests, soil analysis, topographical surveys, engineering studies and other physical examinations of the Real Property as Purchaser may deem necessary, and Purchaser may otherwise do that which, in the opinion of Purchaser, is necessary for Purchaser to satisfy itself with regard to the physical condition of the Real Property and all other aspects of the Property. Purchaser shall hold Seller harmless and shall indemnify and defend Seller against any and all claims, including costs, fees, expenses and reasonable attorneys’ fees, for or in respect of injuries (including death) or damage of any kind to the person or property of Seller, Purchaser or of any other person whomsoever caused by or in connection with Purchaser’s entry onto the Real Property and/or such tests or related activities. If, however, any such injury, death or damage is caused by the act or omission (negligent or otherwise) of Seller or any employee or representative of Seller, Seller shall be liable therefor. Any person or company which seeks to perform any inspections or tests of the Property shall, as a condition to perform such studies, first provide Seller with evidence of prepaid general liability insurance showing coverage of at least $1,000,000 combined single limit bodily injury and property damage and naming Seller as additional insured. Purchaser shall not contact any tenant without first giving Seller written notice of the same and opportunity to be present on any phone calls or at any meeting. Purchaser shall conduct all on-site inspections in a manner so as not to unreasonably interfere with the normal conduct of each tenant’s business.

B. Right to Terminate in Investigation Period. If, at any time prior to 5:00 p.m. local time at the Real Property on last day of the period ending on the date that is __________________ (___) days after the Agreement Date (the “Investigation Period”), Purchaser determines that it is not satisfied for any reason, or no reason, in its sole discretion, with the results of its investigations, or the status of any other condition of or relating to the Real Property or the Property, whether known or unknown on the Agreement Date, and Purchaser notifies Seller in writing of its election to terminate this Agreement, then this Agreement shall, without any further action by Purchaser or Seller, become null and void, and all of the parties to this Agreement shall be released from any and all further obligation or liability hereunder.

C. “As Is” Sale. Except as herein expressly provided, Seller makes no covenant, representation or warranty as to the suitability of the Property or as to the physical condition thereof for any purpose whatsoever. Purchaser has conducted or will conduct such inspections and studies of the Property, its physical characteristics and existing conditions, as Purchaser deems necessary for the purpose of acquiring the Property for Purchaser’s intended use including, but not limited to, environmental site assessments, investigations and studies. Purchaser hereby waives any and all objections to or claims with respect to any and all physical characteristics and existing conditions of, on or under the Property including, but not limited to, any hazardous materials, hazardous waste, or other toxic or regulated substances at, in, on, under or related to the Property, but Purchaser does not waive or release Seller from liability for breach of any of Seller’s representations and warranties under this Agreement. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT PURCHASER WILL ACCEPT THE PROPERTY AT CLOSING, IN ITS “AS IS” CONDITION, WITH ALL FAULTS, AND SELLER MAKES NO WARRANTY OR REPRESENTATION WITH RESPECT TO THE PROPERTY OR ANY CONDITION THEREOF, EXPRESS OR IMPLIED, EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT. Purchaser assumes the risk that adverse past, present or future physical characteristics and conditions may not have been and may not be revealed by Purchaser’s inspection or investigation. Purchaser specifically acknowledges that Purchaser will accept the Property based solely upon Purchaser’s due diligence and investigation and not based upon any representations or warranties of Seller, except as specifically set forth herein.

5. TITLE.

A. Title Report. Within five (5) days after the Agreement Date, Purchaser shall order a current title report for the Real Property (the “Title Report”). In addition, Purchaser shall have the right to obtain a survey of the Real Property. Within ten (10) days after delivery of the Title Report (including legible copies of all matters listed therein as exceptions to coverage) and Survey to Purchaser, Purchaser shall notify Seller in writing of any conditions, defects, liens, encumbrances or other items appearing as exceptions in the Title Report or Survey which are unsatisfactory to Purchaser (hereinafter referred to as “Title Objections”). Seller shall, within five (5) days thereafter, notify Purchaser of which Title Objections, if any, it is unable or refuses to correct or otherwise cause to be removed from the Title Report or Survey at Closing (the “Uncorrected Objections”). Notwithstanding the foregoing, at Closing, Seller shall cure and remove all monetary liens or encumbrances which are recorded against the Property, including, but not limited to, mortgages or other liens securing financing, mechanics liens, judgments and delinquent taxes, assessments, sewer charges and water charges. Within ten (10) days after receipt of Seller’s notice of the Uncorrected Objections, Purchaser shall either (1) waive such Uncorrected Objections in writing or (2) terminate this Agreement by giving written notice thereof to Seller, in which event this Agreement shall be null and void, and neither of the parties shall have any further obligations or liability under this Agreement. If Purchaser does not elect to terminate this Agreement, Seller shall correct all of the Title Objections except the Permitted Exceptions (as hereinafter defined) on or before the Closing Date.

B. Status of Title. At Closing, the Property will be free and clear of any liens, encumbrances, easements, restrictions and agreements, excepting only the Permitted Exceptions. With the exception of the Permitted Exceptions, title to the Property shall be good and marketable and such as will be insured by the Title Company at its regular rates for regular risks pursuant to an Owner’s policy of title insurance for the Property, in a form acceptable to Purchaser in its sole discretion. Seller shall furnish such customary title affidavits as the Title Company may require for the removal of standard title objections. The term “Permitted Exceptions” as used herein shall mean any exceptions originally appearing in the Title Report which are not objected to in writing by Purchaser or which are objected to, but which objections are thereafter waived as expressly provided above. At Closing, Seller shall execute such affidavits and indemnities, and provide such other information, as may be reasonably requested for Purchaser to purchase a non-imputation endorsement to its title insurance policy.

C. Inability to Convey. If the condition of title to the Property at Closing is not accordance with the requirements of this Agreement, Purchaser shall have the option, in addition to any rights and remedies that Purchaser may have under this Agreement:

(1) Of taking such title to the Property as Seller is able to convey, with abatement of the Purchase Price in the amount (fixed or ascertainable) of any liens or encumbrances on the Property; or

(2) Of terminating Purchaser’s obligations under this Agreement, in which this Agreement shall be null and void and neither party shall have any further obligations hereunder.

6. CLOSING DATE. Closing on the purchase of the Interests (herein referred to as the “Closing”) shall take place on or before _______________ (___) days after the end of the Investigation Period (the “Closing Date”).

7. POSSESSION. Possession of the Real Property is to be given on the Closing Date, subject only to the Permitted Exceptions.

8. APPORTIONMENTS. On the Closing Date, the following apportionments shall be made:

A. Real Estate Taxes. Real estate taxes for the year in which Closing occurs shall be apportioned as of the Closing Date on a per diem basis on the basis of the fiscal year of each taxing authority. Real estate taxes for all fiscal years of the taxing authorities which concluded prior to Closing shall be paid by Seller at or before Closing.

B. Utility Charges. The meters for all utilities, including water, sewer, electric and gas, shall be read immediately prior to the Closing Date and Seller shall promptly pay for all utility service up to the Closing Date.

C. Real Estate Transfer Tax. All real estate transfer taxes imposed by any governmental body or bodies in connection with the purchase and sale of the Interests shall be shared equally by Purchaser and Seller.

D. Service Contracts. Charges under existing service contracts which will remain in effect after Closing, if any, shall be adjusted on a per diem basis at Closing.

E. Security Deposits. Security deposits, including interest required to be paid thereon, if any, under the Leases shall either be credited to Purchaser or a segregated account containing such amounts shall be assigned to Purchaser at Closing.

F. Rentals. All collected rent, charges for real estate taxes, insurance, parking charges, operating and maintenance expenses, common area maintenance expenses, electricity charges and other charges payable under the Leases for the month in which Closing occurs shall be pro rated on a per diem basis at Closing.

G. Closing Costs. Purchaser shall pay the premiums for Purchaser’s title insurance policies and any endorsements thereto required by Purchaser. Seller shall pay the cost for recording all instruments necessary to deliver title as required herein. All other closing costs shall be paid by the parties in accordance with customs of the jurisdiction in which the Property is located.

H. Survival. The provisions of this Paragraph 8 shall survive Closing.

9. REPRESENTATIONS AND WARRANTIES; COVENANTS.

A. Representations and Warranties of Seller. In order to induce Purchaser to enter into this Agreement and purchase the Property, and with full knowledge that Purchaser is relying thereon, Seller hereby warrants and represents to Purchaser as follows. All of the following representations and warranties shall survive Closing:

(1) Power to Perform. Seller has full power and authority to enter into and fulfill its obligations under this Agreement and to consummate the sale of the Interests, and the execution, delivery and performance of this Agreement by Seller constitutes a valid and binding obligation of Seller in accordance with its terms. No consent, waiver or approval by any other party or by any court is required in connection with the execution and delivery by Seller of this Agreement or the performance by Seller of the obligations to be performed by it under this Agreement or any instrument contemplated hereby. Neither the entering into of this Agreement nor the completion of such sale will constitute a violation or breach by Seller of any contract or other instrument to which Seller is a party or to which Seller is subject or by which any of Seller’s assets or properties may be affected, or of any judgment, order, writ, injunction or decree issued against or imposed upon Seller, nor will the said sale result in a violation of any applicable law, order, rule, or regulation of any governmental authority.

(2) Contracts. Excepting the Leases and those contracts that Purchaser expressly agrees to assume, there will not be on the Closing Date any contracts or agreements (including, without limitation service contracts and/or management agreements), written or oral, which affect the Real Property and which extend beyond the Closing Date. All amounts due under any such contracts for any work or improvements respecting the Real Property shall have been paid on or prior to the Closing Date. Seller shall cause to be discharged all mechanic’s or materialmen’s liens arising from any labor or materials furnished to the Real Property prior to the Closing Date. From the Agreement Date through the Closing Date, Seller shall not extend any of said contracts so that they cannot be terminated on the Closing Date, without Purchaser’s prior written consent.

(3) Leases. Attached as Exhibit “B” to this Agreement is a complete description of the Leases. As of the Closing Date, there will be no oral or written leases or rights of occupancy for any portion of the Real Property other than the Leases. The Leases are in full force and effect in accordance with their terms and the same constitute the only agreements, written or oral, in effect with the tenants under the Leases; any obligations required or agreed to be performed by the landlord prior to the Closing Date in connection with the Leases will be performed by Seller. As of the Agreement Date, Seller has not received any written notice from any tenant terminating or canceling said Leases, and as of the Agreement Date Seller has not received any written notice from any tenant claiming that Seller is in default or claiming any right of offset against the rent; Seller shall promptly provide Purchaser with a copy of any notice of default received or given between the date hereof and the Closing Date and Seller will cure any default of Seller prior to Closing; No tenant possesses any right of first refusal or purchase option; Seller has not given or suffered any assignment, pledge or encumbrance in respect of the Leases or its interests thereunder.

(4) Commissions. On the Closing Date, all leasing, brokerage or other commissions due prior to or after the Closing Date in connection with the Leases will have been paid and Purchaser shall not be required to assume any such obligation to pay any leasing, brokerage or other commission after the Closing Date

(5) Condemnation. To the best of Seller’s knowledge, there are no condemnation proceedings pending or proposed with regard to the Real Property.

(6) Notices of Violations. Seller has not received any written notices of violations of any applicable ordinances, regulations, or other laws with respect to the Real Property which are uncorrected of the Agreement Date (the “Violation Notices”). If any Violation Notices are received by Seller after the Agreement Date and prior to Closing, Seller shall pay the cost of complying with such Violation Notices. In addition, on or before Closing, Seller shall deliver any applicable certificate of occupancy or use and occupancy permit to Purchaser and make any repairs required by the applicable municipality for the issuance of same.

(7) Assessments. To the beset of Seller’s knowledge, there are not now any assessments for public improvements against the Real Property which are unpaid by Seller, nor is the Real Property subject to or affected by any special assessments for public improvements, whether or not presently a lien thereon. Any assessments or special assessments levied for public improvements between the Agreement Date and the Closing Date shall be paid by Seller.

(8) Litigation. There is not now any action, proceeding, litigation or investigation pending or threatened against Seller or the Real Property, that arises out of the ownership or leasing of the Real Property or that may affect the use, occupancy or operation of the Real Property for its present purpose, or affect the ability of Seller to perform its obligation under this Agreement, or which questions the validity or enforceability of this Agreement.

(9) Contributions. No commitments have been made by Seller to any governmental authority, utility company, association, or any other organization or group of individuals relating to the Real Property which would impose an obligation upon Purchaser to make any contribution or dedication of land, or to construct, install or maintain any improvements of a public or private nature on or off the Real Property.

(10) Zoning. The present zoning classification of the Real Property is ____, and the current uses of the Property are permitted in such zoning classification.

(11) Environmental Matters. To the best of Seller’s knowledge, the Real Property does not contain and there has been no application, use, treatment, production, generation, discharge, disposal, release or storage on, from or onto the Property, or any lot or property adjacent thereto, of any Toxic Waste, Hazardous Waste, Industrial Waste or Hazardous Substance as defined by the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. §6901 et seq.; the Comprehensive Environmental Response Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601 et seq., as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”); any implementing regulations thereunder, or any other applicable federal, state or local statutes, regulations, ordinances or rules. There are no underground tanks on the Real Property.

(12) OFAC. Seller represents and warrants that (a) Seller and, to Seller’s actual knowledge, each person or entity owning an interest in Seller is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, and (iii) not an “Embargoed Person,” (b) to Seller’s actual knowledge, none of the funds or other assets of Seller constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person (as hereinafter defined), and (c) to Seller’s actual knowledge, no Embargoed Person has any interest of any nature whatsoever in Seller (whether directly or indirectly). The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder.

B. Covenants of Seller. Seller hereby covenants that:

(1) Maintenance of Property. Seller shall maintain the Real Property in the ordinary course of Seller’s business and substantially in accordance with Seller’s present practices, subject to ordinary wear and tear. Seller shall make all repairs and replacements, structural and non-structural, which are required with respect to any portion of the Real Property, to maintain in its present condition, except only ordinary wear and tear and damage caused by casualty.

(2) Alterations to Property. Seller shall not make or permit to be made any material alterations, improvements, or additions to the Real Property (except when required by applicable law or by any Lease) without the prior written consent of Purchaser.

(3) Leases. Seller shall not, without Purchaser’s prior written consent: (i) enter into any leases of all or any part of the Real Property, (ii) extend the term of, terminate or modify, the Leases, (iii) grant any consent to any tenant under with respect to any action or matter requiring “landlord’s” consent under the Leases, or waive the performance by any tenant of any material obligation under the Leases, , or (v) accept rent for more than thirty (30) days in advance.

(4) Contracts. Seller shall not enter into any contract for, on behalf of, or affecting the Real Property which cannot be terminated at will or prior to the Closing Date.

(5) Lease Notices. Seller shall promptly deliver to Purchaser a copy of any written notice of default or exercising any option or requesting Seller to perform any work received by Seller under the Lease.

(6) Notice of Suits. Seller shall promptly deliver to Purchaser copies of any written notice received by Seller regarding all actions, suits or other proceedings affecting the Real Property, or the use, possession or occupancy thereof, which may adversely effect Purchaser or the Real Property.

(7) Title Imperfections. Other than the Permitted Exceptions, Seller shall not permit any liens, easements, encumbrances or other clouds on the title to the Property or Real Property to be created.

C. Representations and Warranties of Purchaser. In order to induce Seller to enter into this Agreement, Purchaser hereby warrants and represents to Seller that (1) Purchaser has the full power and authority to enter into and fulfill its obligations under this Agreement; (2) the execution of this Agreement by Purchaser constitutes the valid and binding obligation of Purchaser in accordance with its terms; (3) no consent, waiver or approval by any other party or by any court is required in connection with the execution and delivery by Purchaser of this Agreement or the performance by Purchaser of the obligations to be performed by it under this Agreement or any instrument contemplated hereby; and (4) neither the entering into of this Agreement nor the completion of such sale will constitute a violation or breach by Purchaser of any contract or other instrument to which Purchaser is a party or to which Purchaser is subject or by which any of Purchaser’s assets or properties may be affected, or of any judgment, order, writ, injunction or decree issued against or imposed upon Purchaser, nor will the said sale result in a violation of any applicable law, order, rule, or regulation of any governmental authority.

10. CONDITIONS PRECEDENT TO PURCHASER’S OBLIGATIONS.

A. Conditions Precedent. The obligation of Purchaser to complete the purchase of the Property from Seller in accordance with this Agreement is subject to satisfaction of each of the following conditions (the “Conditions Precedent”), any of which may be waived in whole or in part by Purchaser on or prior to the Closing Date:

(1) Seller’s Representations and Warranties. Each of the representations and warranties of Seller contained in this Agreement shall be true and correct.

(2) Compliance with Covenants. Seller shall have performed and complied with all of the terms, conditions and covenants required by this Agreement to be performed and complied with prior to or on the Closing Date.

(3) Title Policy. A title policy or unconditional commitment therefor meeting the requirements of Paragraph 5.A. hereof shall have been issued by the Title Company to Purchaser for the Property, including a non-imputation endorsement.

B. Purchaser’s Rights If Conditions Precedent Are Not Satisfied. If, on the Closing Date, all of the Conditions Precedent to Purchaser’s obligations which are set forth in this Agreement have not been satisfied, Purchaser shall have the right to elect to either (1) waive such of those conditions as are unsatisfied and complete Closing when otherwise required herein; or (2) terminate this Agreement, whereupon this Agreement shall, without any further action by Seller or Purchaser, become null and void, and all of the parties shall be released from any and all further obligation or liability hereunder. The foregoing shall not affect Purchaser’s remedies under Section 16.B in the case that any of the Conditions Precedent are not satisfied by reason of Seller’s default.

11. CLOSING PROCEDURE.

A. Seller’s Closing Documents. At or before the Closing, Seller shall deliver to Purchaser, or cause to be delivered to Purchaser the following:

(1) An Assignment and Assumption of Interests in the form attached hereto as Exhibit “F” conveying good and marketable title to the Interests in each of the Acquired Companies (the “Interest Assignment”);

(2) Original copies of the Lease (and amendments thereto, if any, and all records and correspondence relating thereto) or copies, if originals are not available;

(3) A duly executed Assignment and Assumption of Leases (an “Assignment”) in the form attached hereto as Exhibit “D” assigning to Property Owner all of Seller’s right, title and interest in and to the Leases;

(4) A letter executed by Seller to tenant under the Leases, in the form attached hereto as Exhibit “E”, advising Tenant that the Property has been conveyed to Property Owner and directing Tenant to pay all rents and other charges to Property Owner at an address to be designated by Property Owner;

(5) Originals or copies, if originals are not available, of all warranties, guarantees, building permits, licenses, approvals and certificates of occupancy for the Real Property. Seller shall, at no cost to Purchaser, cause the issuer of any warranties or guarantees pertaining to the Real Property to acknowledge that such warranties or guarantees have been assigned to Purchaser and that such issuer will perform under such warranty or guarantee for the benefit of Purchaser;

(6) Duly executed certificates required by Section 1445 of the Internal Revenue Code that Seller is not a foreign person within the meaning of said Section 1445;

(7) A duly executed and acknowledged affidavit stating that the representations and warranties of Seller set forth herein are true and correct as of the Closing Date;

(8) Documents of authority of Seller authorizing the transactions contemplated by this Agreement;

(9) Any other documents, instruments, records, correspondence or agreements called for hereunder which have not previously been delivered to Purchaser;

(10) Any other documents, instruments, records, correspondence or agreements relating to the Property or Interests as Purchaser or the Title Company may reasonably require; and

(11) A closing statement executed by Seller.

Seller further covenants that it will at any time, from time to time after Closing hereunder, upon request of Purchaser, do, execute, acknowledge and deliver or will cause to be done, executed, acknowledged or delivered, all such further acts, deeds, conveyances and assurances as may reasonable be required for the conveying, transferring, assuring and confirming title to the Interests in Purchaser and the Property to Property Owner.

B. Purchaser’s Closing Documents. At or before the Closing, Purchaser shall deliver or cause to be delivered to Seller, the following:

(1) A duly executed Interest Assignment

(2) A duly executed Assignment;

(3) The balance of the Purchase Price remaining due at time of Closing;

(4) The closing statement executed by Purchaser;

(5) Documents of authority of Purchaser authorizing the transactions contemplated by this Agreement; and

(6) Such other instruments as may be reasonably required by the Title Company or otherwise reasonably required to consummate the purchase of the Interests and transfer of the Property to Property Owner in accordance with the terms hereof.

12. RECORDING. Neither this Agreement, nor any memorandum thereof, may be recorded by either party in any public place of recording.

13. FIRE OR OTHER CASUALTY. Seller shall maintain in effect until the Closing Date the insurance policies now in effect with respect to the Real Property. If on or prior to the Closing Date all or any part of the Existing Improvements are destroyed or damaged as a result of fire or any other casualty whatsoever, Seller shall promptly give written notice thereof with specificity to Purchaser, and Purchaser shall have the right, at its sole option, if the cost to restore the Existing Improvements is $50,000 or more, or if any of the Leases can be terminated as a result of such fire or other casualty, of terminating this Agreement and being released from all liabilities and obligations hereunder, in which event both Seller and Purchaser shall be released from any and all further obligation and liability hereunder. Purchaser shall deliver written notice of its election to Seller within fifteen (15) calendar days after the date upon which Purchaser receives written notice of such damage. If notice of such damage is received by Purchaser and it fails to deliver written notice to Seller of its election, such failure shall be deemed an election by Purchaser to complete the consummation of the transactions described in this Agreement. If Purchaser does not terminate this Agreement, the proceeds of any insurance paid between the Agreement Date and the Closing Date shall be paid to Purchaser on the Closing Date, together with the deductible amount, if any, under Seller’s casualty insurance policy and Seller shall assign to Purchaser all rights Seller has to any future insurance proceeds arising from such casualty, without in any manner affecting the Purchase Price.

14. CONDEMNATION. If, prior to Closing, all or any part of the Real Property is taken by eminent domain proceedings or a notice of any eminent domain proceeding with respect to the Real Property or any part thereof is received by Seller, Seller shall immediately give notice thereof to Purchaser and Purchaser shall have the right, exercisable in writing within fifteen (15) days of receipt of such notice to either:

A. Complete the consummation of the transactions described hereunder in accordance with this Agreement; or

B. Terminate this Agreement, in which event this Agreement shall be null and void and both Seller and Purchaser shall be released from any and all further obligation and liability hereunder.

Failure to deliver such written notice shall be deemed an election by Purchaser to complete Closing. If Purchaser elects (or is deemed to have elected) to complete Closing, Closing shall be completed in accordance with this Agreement, except that at Closing Seller shall assign, transfer, and pay to Purchaser all rights that Seller has to any of the proceeds of such eminent domain proceedings and all proceeds from such proceedings theretofore or thereafter received by Seller.

15. REAL ESTATE BROKERS. Seller and Purchaser respectively warrant to each other that no finders, real estate brokers or other persons entitled to claim a fee or commission have interested either of them in this transaction and that they have not had any dealings with any person which may entitle that person to a fee or commission. The parties hereby agree to indemnify and hold the other harmless against any losses, costs or expenses (including attorney’s fees) arising out of any claim of any broker or finder in conjunction with this transaction, the obligation for which was incurred by the breaching party. The terms of this Paragraph 15 shall survive the Closing Date.

16. DEFAULT.

A. Purchaser’s Default. If Purchaser defaults in the performance of any material obligation hereunder, and the same is not cured within ten (10) business days after written notice to Purchaser, then Seller may terminate this Agreement as Seller’s sole remedy.

B. Seller’s Default. If Seller defaults in the performance of any of its obligations hereunder, Purchaser shall have the right to exercise all other legal rights and remedies.

17. GENERAL PROVISIONS.

A. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, and assigns. Purchaser shall have no right to assign this Agreement without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed; provided that Seller’s consent shall not be required for an assignment of this Agreement to an entity affiliated with, or controlled by, controlling or under common control with, Purchaser.

B. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto and supersedes all prior negotiations, understandings and agreements of any nature whatsoever with respect to the subject matter hereof. No amendment, waiver or discharge of any provision of this Agreement shall be effective against either party unless that party shall have consented thereto in writing.

C. Governing Law. This Agreement shall be governed, interpreted, and construed in accordance with the laws of the Commonwealth of Pennsylvania.

D. Notices. All notices or other communications required or permitted to be given under the terms of this Agreement shall be in writing, sent email (provided such notice is also sent via one of the other permitted methods of delivery), Certified Mail, postage prepaid, return receipt requested, or by private carrier guaranteeing next day service, addressed as follows:

(1) If to Seller, addressed as follows:

__________________________

30 Ardmore Avenue

Box 381

Ardmore, PA 19003

Attention: Gary S. Brandeis

Email: gbrandeis@scholarhotels.com

(2) If to Purchaser, addressed as follows:

30 Ardmore Avenue

Box 381

Ardmore, PA 19003

Attention: Gary S. Brandeis

Email: gbrandeis@scholarhotels.com

Email:

or to such other address or addresses and to the attention of such other person or persons as any of the parties hereto may notify the others in accordance with the provisions of this Agreement.

E. Captions. Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provision hereof.

F. Time is of the Essence. Time is of the essence of this Agreement and all of its terms and conditions.

G. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.

H. Business Days. If the last day for performance of an obligation, or if any of the dates herein, falls on a day that is a Saturday, Sunday or national holiday, the date for such performance, on the date herein, shall be extended to the next business day.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have set their hands and seals hereto the day and year first above written.

SELLER:

By:
Name:
Title:

PURCHASER:

By:
Name:
Title:

EXHIBIT “A”

LEGAL DESCRIPTION

A-1

EXHIBIT “B”

LEASES

B-1

EXHIBIT “C”

PERSONAL PROPERTY

C-1

EXHIBIT “D”

ASSIGNMENT AND ASSUMPTION OF LEASES

This Assignment and Assumption of Leases (this “Assignment”) dated as of _______________, _____ is entered into by and between ________________, a______________ (“Assignor”), and (“Assignee”).

W I T N E S S E T H

WHEREAS, Assignor is the lessor under those certain lease agreements identified on Exhibit B attached hereto (the “Leases”) executed with respect to that certain real property commonly known as ____________________, Pennsylvania (the “Property”) as more fully described in Exhibit A attached hereto;

WHEREAS, Assignor, as Seller, and ________________________________, as Purchaser, have entered into that certain Purchase and Sale Agreement dated as of _________________, _____ (the “Purchase Agreement”) conveying the Property (as defined in the Purchase Agreement); and

WHEREAS, Assignor desires to assign its interest as lessor in the Leases to Assignee, and Assignee desires to accept the assignment thereof;

NOW, THEREFORE, in consideration of the promises and conditions contained herein, the parties hereby agree as follows:

1. Effective as of the Effective Date (as defined below), Assignor hereby assigns to Assignee all of its right, title and interest in and to the Leases.

2. Effective as of the Effective Date, Assignee hereby assumes all of the Assignor’s obligations under the Leases.

3. Any rental and other payments under the Leases shall be prorated between the parties as provided in the Purchase Agreement.

4. In the event of any litigation arising out of this Assignment, the losing party shall pay the prevailing party’s costs and expenses of such litigation, including, without limitation, attorneys’ fees.

5. This Assignment shall be binding on and inure to the benefit of the parties hereto, their heirs, executors, administrators, successors in interest and assigns.

6. This Assignment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

7. This Assignment is delivered pursuant to the Purchase Agreement.

8. For purposes of this Assignment, the “Effective Date” shall be the date of the Closing (as defined in the Purchase Agreement).

9. This Assignment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which, when taken together, shall constitute one and the same document.

D-1

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment the day and year first above written.

ASSIGNOR:

By:
Name:
Title:

ASSIGNEE:

By:
Name:
Title:

D-2

EXHIBIT E

NOTICE TO TENANTS

_____________, ____

To:	________________________ ________________________ ________________________

Re: Notice of Lease Assignment

Premises:	_________________________________ _________________________________

Ladies and Gentlemen:

Please be advised that the Premises have been acquired by, and the Lessor’s interest in your lease and your security deposit (if any) have been assigned, to _______________ ________________________________________ (“New Owner”).

All future rental and other payments under your lease shall be paid to New Owner, in accordance with the terms of your lease, to the following address:

_____________________________
_____________________________
_____________________________
_____________________________
_____________________________

Very truly yours,

E-1

EXHIBIT “F”

ASSIGNMENT OF MEMBERSHIP INTERESTS

THIS ASSIGNMENT OF MEMBERSHIP INTERESTS (the “Assignment”) is made as of the _____ day of ______________________, 202__, by and between _________________________, LLC, an _____________ limited liability company (“Assignor”) and __________________________, a Delaware limited partnership (“Assignee”).

WITNESSETH

A. _______________________, an Pennsylvania limited liability company (the “Company”) was formed pursuant to certain Articles of Organization filed with the Pennsylvania Secretary of State on _________________.

B. Assignor currently owns one hundred percent (100%) of the limited liability membership interests in the Company.

C. The Company owns certain real property located at ____________________________, Pennsylvania (the “Property”).

D. Assignor desires to assign one hundred percent (100%) of its membership interests in the Company to Assignee (the “Assigned Membership Interests”) and Assignee desires to accept the Assigned Membership Interests from the Assignor on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the terms hereof and the foregoing recitals which are deemed incorporated herein by reference, and intending to be legally bound hereby, the parties hereto agree as follows:

1. ASSIGNMENT; RESIGNATION. Assignor hereby sells, assigns, transfers and sets the Assigned Membership Interests to Assignee and Assignee hereby accepts from Assignor the Assigned Membership Interests together with all benefits and advantages to be derived therefrom accruing from and after the date hereof. Assignor hereby resigns from its position as Manager of the Company.

2. PURCHASE PRICE AND PAYMENT. As consideration for the foregoing assignment, Assignee has delivered to Assignor good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by Assignor.

3. REPRESENTATIONS AND WARRANTIES. Assignor hereby represents and warrants to Assignee as follows, as of the date of this Assignment, which representations and warranties shall survive the date of this Assignment:

(a) Assignor has full power and authority to execute and deliver this Assignment and to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(b) The Assigned Membership Interests constitute all right, title and interest of Assignor in and to the Company and there are no other members in the Company. Assignor has not sold, conveyed, transferred, given, pledged, mortgaged or otherwise disposed of, encumbered or granted in any manner all or any portion of the Assigned Membership Interests; there are no outstanding warrants, options, rights, agreements, calls or other commitments to which Assignor is a party relating to or providing for the sale, conveyance, transfer, gift, pledge, mortgage or other disposition, encumbrance or granting of, or permitting any person to acquire all or any portion of the Assigned Membership Interests or any other interests in the Company; Assignor owns the Assigned Membership Interests free and clear of any liens, claims and encumbrances and has the absolute right, power and capacity to sell, assign, convey, transfer and deliver the Assigned Membership Interests as contemplated by this Assignment, free and clear of any liens.

(c) The sale of the Assigned Membership Interests by Assignor to Assignee, the execution and delivery of this Assignment, the fulfillment of the terms set forth in this Assignment and the consummation of the transactions contemplated by this Assignment will not (i) conflict with or constitute a default under any agreement by which Assignor or any affiliate of Assignor is bound, or be a violation of any laws or court orders applicable to Assignor or any affiliate of Assignor, or (ii) require the consent of any other person under any agreement by which the Assignor is bound. This Assignment has been duly executed and delivered and constitutes the legal, valid and binding obligation of Assignor, enforceable against Assignor in accordance with its terms. Assignor does not require any consent, approval, authorization or order of, or declaration, filing or registration with, any governmental authority or person in connection with the execution and delivery of this Assignment or the consummation of the transactions contemplated hereby.

(d) There are no full or part time employees of the Company.

(e) The Company has at all times since its formation and thereafter satisfied each of the following conditions:

(i) it has not engaged in any business or activity, other than the ownership of the Property and activities incidental thereto;

(ii) it has not acquired, owned, held, leased, operated, managed, maintained, developed or improved any tangible assets other than the Property;

(iii) it has not owned any subsidiary or made any investment in, any other person or entity;

(iv) it has not commingled its assets with the assets of any other person or entity and has held all of its assets in its own name;

(v) it has maintained its financial statements separate and apart from those of any other person or entity and has not listed its assets as assets on the financial statement of any other person or entity;

(vi) it has not (A) assumed or guaranteed the debts or obligations of any other person or entity, (B) held itself out to be responsible for the debts of another person or entity, (C) pledged its assets to secure the obligations of any other person or entity or otherwise pledged its assets for the benefit of any other person or entity, or (D) held out its credit as being available to satisfy the obligations of any other person or entity; and

(vii) it has had no employees.

(f) The Articles of Organization of the Company (as filed with the Ohio Secretary of State) and the operating agreement, and copies of all Company minutes and/or resolutions, if any, are contained within the Company records made available to Assignee for inspection, and constitute complete, correct and current records of the Company and have not been amended in any respect.

(g) The Company is not a debtor under any financing and does not have any outstanding indebtedness, or obligations or liabilities (contingent, accrued or otherwise).

(h) The Company has at all times been treated as a disregarded entity for federal and state tax purposes and has never been required to file a federal or state income tax return. The Company is not subject to federal or state income tax and has filed all returns, forms or other reports required to be filed, if any, with respect to taxes for periods prior to the date hereof.

Assignor shall reimburse and indemnify, defend and hold harmless Assignee from, against and with respect to any and all damage, loss, liability, claim or deficiency, including reasonable attorneys’ fees (collectively, the “Claims”), suffered or incurred by Assignee or the Company resulting from, or which exists or arises due to any untruth, inaccuracy, breach or omission of, from or in the representations, warranties and covenants made to Assignee in herein, provided Assignee delivers written notice of such Claims to Assignor within six (6) months after the date of this Assignment.

4. ENTIRE AGREEMENT. This Assignment contains the entire agreement between the parties hereto with respect to the matters referred to herein and supersedes all prior and contemporaneous agreements and understandings with respect thereto.

5. FURTHER DOCUMENTS. Assignor and Assignee agree to execute and deliver such further instruments which one another may require and which are deemed necessary by one another’s counsel to amend or cancel existing certificates, agreements or registrations in compliance with the requirements of the laws of the State of Ohio or to confirm or effectuate the assignment intended to be effected hereunder.

6. BINDING EFFECT. This Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

[SIGNATURES ARE ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment of Membership Interests to be executed the day and year first above written.

ASSIGNOR:

By:

ASSIGNEE:

By:

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